Exhibit 99.1
NEWS RELEASE
Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Renewal of
Railcar Leasing Warehouse Facility
DALLAS — May 29, 2009 — Trinity Industries, Inc. (NYSE:TRN) today announced that its subsidiary, Trinity Industries Leasing Company (“TILC”), has renewed its railcar leasing warehouse facility through February 2011. The facility was set to mature in August 2009. Due to the lower level of demand for railcars at this time and the Company’s resulting need for less financing of this type, the size of the warehouse facility commitment was reduced from $600 million to $475 million.
“We are pleased to announce this renewal well ahead of its maturity date,” said William A. McWhirter, Trinity’s Senior Vice President and Chief Financial Officer. “This facility has supported the growth of our internal lease fleet and will continue to provide TILC with the capital needed to sustain its growth. While the demand environment for railcars is weaker and our need for financing is reduced, it was important that we renew this facility to be able to offer attractive lease financing to our customers. This renewal once again demonstrates Trinity’s ability to access the capital markets.”
Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
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